CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated June 29, 2021, relating to the financial statements and financial highlights of Variant Alternative Income Fund, for the year ended April 30, 2021, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Chicago, Illinois

August 26, 2021